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                                                                      Exhibit 21



                          SUBSIDIARIES OF THE COMPANY


Air Travel Services, Inc., a Tennessee corporation

DFI, Inc., a Tennessee corporation

O'Charley's Management Company, Inc., a Tennessee corporation

O'Charley's Restaurant Properties, LLC, a Delaware limited liability company

O'Charley's Sports Bar, Inc., an Alabama corporation

OCI, Inc., a Delaware corporation